UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑ Definitive Proxy Statement

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☐ Soliciting Material Under Rule 14a-12

REACHLOCAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 23, 2012

Dear Stockholder:

You are cordially invited to join us at the 2012 Annual Meeting of Stockholders of ReachLocal, Inc., which will be held at 9:00 a.m. (PDT) on May 22, 2012 at The Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California, 90045.

At the meeting, we will ask our stockholders to vote on proposals to elect Jim Geiger and Habib Kairouz to serve three-year terms as members of our board of directors and to approve a one-time stock option exchange for eligible employees. We will also ask our stockholders to ratify the audit committee’s appointment of our independent registered public accounting firm for the current fiscal year.

The board of directors unanimously believes that each of the proposals is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” Jim Geiger and Habib Kairouz to serve as directors, a vote “FOR” the approval of the option exchange, and a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm.

We hope that you will take this opportunity to participate in the affairs of the company.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted.  You may vote on the Internet, by telephone or by completing and mailing a proxy card.  Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.  Additional information about voting your shares is included in the proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David Carlick Chairman of the Board of Directors	Zorik Gordon Chief Executive Officer

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

Notice Of Annual Meeting Of Stockholders
To Be Held On Wednesday, May 22, 2012

To the Stockholders of ReachLocal, Inc.:

The Annual Meeting of Stockholders of ReachLocal, Inc., a Delaware corporation, will be held on May 22, 2012, at The Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California, 90045, at 9:00 a.m. (PDT), for the purpose of considering and acting upon the following:

1.
The election of Jim Geiger and Habib Kairouz to serve as members of our board of directors until the 2015 annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The approval of a one-time stock option exchange for eligible employees;

3.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 4, 2012 will be entitled to notice of and to vote at the meeting and any continuations, adjournments or postponements thereof.  A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the meeting, and at the executive offices of ReachLocal during regular business hours for at least ten days prior to the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person.  Your vote is important to us and we hope that you will take this opportunity to participate in the affairs of the company.  Whether or not you plan to attend the Annual Meeting, we urge you to read the accompanying materials regarding matters to be voted on at the meeting and use the proxy card and instructions to submit your vote by proxy.  You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the meeting. If you hold your shares in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions on how to vote your shares from such broker, bank or other nominee.

You may revoke your proxy delivered pursuant to this solicitation at any time prior to the Annual Meeting.  If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.  If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. We look forward to your participation.

By Order of the Board of Directors

Adam F. Wergeles
Secretary

Dated: April 23, 2012

i

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

Your proxy is solicited on behalf of the board of directors (the “Board”) of ReachLocal, Inc., a Delaware corporation (“ReachLocal,” “we,” “us,” “our” or “the company”), for use at our 2012 Annual Meeting of Stockholders to be held on Tuesday, May 22, 2012, at 9:00 a.m. PDT, at The Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California, 90045, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting.  Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the meeting.  This proxy statement is first being released to stockholders on or about April 23, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2012

The following proxy materials are available for review at http://investors.reachlocal.com/annuals.cfm:

•	our 2012 proxy statement;

•	the proxy card;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

You are encouraged to access and review all of the important information contained in the proxy materials before voting.

 Questions and Answers About the Proxy Materials and the Annual Meeting

Why am I receiving this Proxy Statement?

You have been sent this proxy statement because you were a stockholder, or held ReachLocal stock through a broker, bank or other nominee, at the close of business on April 4, 2012, which is the record date for stockholders entitled to vote at the Annual Meeting.

What proposals will be considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.	The election of Jim Geiger and Habib Kairouz to serve as members of the Board until the 2015 annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The approval of a one-time stock option exchange for eligible employees (the “option exchange proposal”);

3.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	The transaction of any other business that may properly come before the meeting or any continuations, adjournments or postponements thereof.

We are not aware of any other business to be brought before the meeting.  If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board unanimously believes that each of the proposals is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” Jim Geiger and Habib Kairouz to serve as directors, a vote “FOR” the approval of the option exchange, and a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accountants.

Who is entitled to vote at the Annual Meeting?

We have set April 4, 2012 as the record date for this year’s Annual Meeting.  All stockholders who owned our stock at the close of business on the record date are entitled to this notice and to vote at the meeting and any adjournments or postponements thereof.

As of the record date, there were 28,377,640 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting.  You have one vote per share that you owned at the close of business on the record date.

How do I vote my shares?

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy.  The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.  If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive the proxy materials from your broker, bank or other nominee with instructions on how to vote your shares.  Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone.

The Internet and telephone voting facilities will close at 11:59 p.m. (EDT) on May 21, 2012.  If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.  If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

What happens if I vote my shares by proxy?

If you properly fill in your proxy card and send it to us in time to vote, or vote your shares by telephone or Internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

•	“FOR” Jim Geiger and Habib Kairouz to serve as directors;

•	“FOR” approval of the option exchange; and

•	“FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by giving a proxy pursuant to this solicitation, you may revoke or change your proxy instructions at any time prior to the casting of votes at the Annual Meeting if you take any of the following actions:

•	Execute and submit a new proxy card;

•	Submit new voting instructions through telephonic or Internet voting, if available to you;

•	Notify Adam F. Wergeles, Secretary of ReachLocal, in writing at the address provided on page 4, that you wish to revoke your proxy; or

•	Attend the Annual Meeting and vote your shares in person.

Attending the meeting in person will not automatically revoke your proxy. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Who pays for the proxy solicitation and how will ReachLocal solicit votes?

We pay all costs associated with the solicitation of proxies represented by the enclosed proxy card.  We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

Proxies may be solicited by any of our directors, officers or employees on behalf of the Board by mail or in person, by telephone, via facsimile or e-mail.  Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $5,000 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies.  A quorum is defined as a majority of the shares outstanding on the record date and entitled to vote.  In accordance with our Amended and Restated Bylaws (the “Bylaws”), and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. As members of the New York Stock Exchange, most banks, brokers or other nominees are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  If a broker votes shares for which a client has not given voting instructions for or against a routine proposal, those shares are considered present and entitled to vote at the Annual Meeting.  Those shares will be counted towards determining whether or not a quorum is present and will also be taken into account in determining the outcome of the routine proposals. However, where a proposal is not routine, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal.  When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.”  Those shares will be considered present for purpose of determining whether or not a quorum is present, but will not be considered entitled to vote on the non-routine proposal and, therefore, will not be taken into account in determining the outcome of the non-routine proposal.  For this meeting, only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter.  Proposals 1 (election of directors) and 2 (option exchange) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 — Election of Directors	Plurality of Votes Cast and Present in Person or Represented by Proxy	NO

Proposal 2 — Approval of Option Exchange	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Detailed information regarding each of the proposals to be presented at the 2012 Annual Meeting, and the means for stockholders to present proposals to be considered at the 2013 annual meeting, are presented on the following pages.  Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors and other matters can be found starting at page 5.

What does it mean if I receive more than one set of materials?

        If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Whom can I contact for assistance?

If you need assistance in voting over the Internet, by telephone or by completing your proxy card or have questions regarding the Annual Meeting, please contact Adam F. Wergeles at 818-274-0260 or write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995).  These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include statements regarding actions to be taken by us.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our periodic reports on Form 10-Q and Form 8-K.

Ownership of the Company

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of April 4, 2012 by:

•	each person who we believe beneficially owns more than 5% of our common stock based on our records and our review of Securities and Exchange (“SEC”) filings;

•	our directors, director nominees and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock.  The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person that are exercisable within 60 days.  The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options the person holds which are exercisable or exercisable within 60 days of April 4, 2012 and that no other persons exercised any of their options.

Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe, based on the information furnished to us, that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person.

Except as otherwise indicated, the business address for each of the following persons is 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

	Common Stock Beneficially Owned as of April 4, 2012
	Number of Shares	Percent
Greater Than 5% Stockholders:
Entities affiliated with VantagePoint Capital Partners (1)	12,698,908	44.51%
Entities affiliated with Rho Ventures (2)	3,413,006	12.00%

Directors and Named Executive Officers:
Zorik Gordon (3)	2,325,620	8.01%
Nathan Hanks (4)	943,952	3.25%
Michael Kline (5)	683,852	2.39%
Ross G. Landsbaum (6)	359,738	1.25%
John Mazur (7)	53,740	*
David Carlick (8)	90,300	*
Robert Dykes (9)	161,882	*
James Geiger (10)	102,100	*
Habib Kairouz (2)	3,413,006	12.00%
Alan Salzman (1)	12,698,908	44.51%
Directors and Officers as a Group (14 persons) (11)	21,584,782	69.39%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)
Includes 7,141 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III (Q), L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 1,246 shares held by Mr. Salzman, 75,000 shares subject to options held by Mr. Salzman that are exercisable within 60 days of April 4, 2012, and 75,000 shares subject to options held by Jason Whitt, a former VantagePoint director nominee to the Board, that are exercisable within 60 days of April 4, 2012. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares.  Mr. Salzman and Mr. Whitt disclaim beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of their pecuniary interests therein.  The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.

(2)
Includes 3,063,033 shares held by Rho Ventures V, L.P., 268,933 shares held by Rho Ventures V Affiliates, L.L.C., 6,040 shares held by Mr. Kairouz and 75,000 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of April 4, 2012. These stockholders are affiliated with Rho Capital Partners, Inc., the management company for Rho Ventures.  Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are managing members of the general partner of Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. and may be deemed to share voting and investment control over the shares held by these entities.  Mr. Kairouz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(3)
Consists of 1,640,020 shares held by the Gordon Family Revocable Trust, and 100 shares, 13,000 restricted shares subject to forfeiture and 672,500 shares subject to options that are exercisable within 60 days of April 4, 2012, each held by Mr. Gordon.

(4)
Consists of 87,527 shares held by Digital Media Distribution, LLC, of which Nathan Hanks is the Managing Director, and 220,500 shares, 8,000 restricted shares subject to forfeiture and 627,925 shares subject to options that are exercisable within 60 days of April 4, 2012, each held by Mr. Hanks.

(5)	Includes 8,000 restricted shares subject to forfeiture and 263,537 shares subject to options that are exercisable within 60 days of April 4, 2012.
(6)	Includes 6,500 restricted shares subject to forfeiture and 353,238 shares subject to options that are exercisable within 60 days of April 4, 2012.
(7)	Includes 53,740 shares subject to options that are exercisable within 60 days of April 4, 2012.
(8)	Includes 75,000 shares subject to options that are exercisable within 60 days of April 4, 2012.
(9)	Consists of 77,915 shares held by the Robert R.B. Dykes Trust, and 8,967 shares and 75,000 shares subject to options that are exercisable within 60 days of April 4, 2012, each held by Mr. Dykes.
(10)	Includes 75,000 shares subject to options that are exercisable within 60 days of April 4, 2012.
(11)	Includes an aggregate of 2,730,813 shares subject to options that are exercisable within 60 days of April 4, 2012 that are held by our directors and officers as a group.

Corporate Governance

Composition of the Board

Our Board has adopted corporate governance guidelines to establish the company’s overall governance practices.  These guidelines can be found in the corporate governance section of our website at http://investors.reachlocal.com.  In addition, these guidelines are available in print to any stockholder who requests a copy.  Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.  The Board does not believe that its members should be prohibited from serving on boards of other organizations.  In accordance with the corporate governance guidelines, however, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director, and the nominating and corporate governance committee  takes into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to our company’s stockholders.

Mr. Gordon serves as our Chief Executive Officer and is compensated for his position as an executive.  He receives no additional compensation for his service on the Board.  Directors who are not also employees, the non-employee directors, are compensated for their services as described under “2011 Director Compensation” below.

Board Leadership Structure and Risk Oversight

At present, the Chair position for the Board is separate from the Chief Executive Officer position.  Mr. Salzman served as the non-executive Chairman of the Board from 2009 to April 2012.  In April 2012, the Board, other than Mr. Carlick, unanimously appointed Mr. Carlick as non-executive Chairman. In making the determination to separate the roles of Chairman and CEO, our Board did not make a general determination that such separation is necessarily a better or more effective Board leadership structure for our company.  Rather, based on the historical relationships among our directors, the contemplated make-up of our Board in the near-term, and Mr. Carlick’s substantial experience as a member of the Board and as a director at other companies, our Board determined that appointing Mr. Carlick as non-executive Chairman is the appropriate Board leadership structure for our company and our stockholders at this time.

Our Board currently has five independent members and only one non-independent member, the Chief Executive Officer.

A number of our independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies.  We have three standing Board committees comprised solely of directors who are considered independent under The Nasdaq Global Select Market (“Nasdaq”) standards.  We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our company and our stockholders.

Our Board is primarily responsible for overseeing our risk management processes.  Our Board, as a whole, determines the appropriate level of risk for the company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks.  Although our Board administers this risk management oversight function, each of our three standing Board committees supports our Board in discharging its oversight duties and addresses risks inherent in its respective area.  We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.  In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures.  The audit committee has received periodic reports from management with regard to these types of risks and going forward, we expect that the nominating and corporate governance committee will receive periodic reports from management regarding our assessment of such risks. While the Board oversees our risk management, company management is responsible for day-to-day risk management processes.  Our Board expects company management to consider risk and risk management in each business decision, to pro-actively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking.  In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation.  A primary focus of our compensation program is intended to incentivize and reward growth in revenue and adjusted EBITDA, among other metrics. See “Compensation Discussion and Analysis—Executive Summary—2011 Performance” for our definition of adjusted EBITDA. We believe these metrics are positive indicators of our long-term growth, operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Board Independence

In accordance with Nasdaq standards and ReachLocal’s corporate governance guidelines, our Board has determined that the nominees for election to the Board at the Annual Meeting and all continuing directors, other than Mr. Gordon, are independent under Nasdaq standards.  In making this determination, the Board considered all relationships between us and each director and each director’s family members.

Board Meetings

Our Board held 12 meetings during 2011.  During 2011, each Board member attended at least 75% of the meetings of the Board and 75% of the meetings of the committees on which he served.  The Chairman of the Board, Mr. Carlick, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business.  The Board frequently meets in executive session without management or other employees present.  The Chairman of the Board presides over these meetings.  We encourage our directors and nominees for director to attend our annual meetings of stockholders and four of our five directors attended our 2011 Annual Meeting.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee.  Members serve on these committees until their resignation or until otherwise determined by our Board.  To view the charter of each of these committees please visit the corporate governance section of our website at http://investors.reachlocal.com. Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.  The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Alan Salzman		C	**
David Carlick	**		C
Robert Dykes	C	**
James Geiger	**		**
Habib Kairouz		**
__________

**    Member

“C” Chairperson

Audit Committee

We have an audit committee that has responsibility for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements;

•	appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and

•
discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any.

The current members of our audit committee are Messrs. Carlick, Dykes and Geiger, with Mr. Dykes serving as the committee’s chair. All members of our audit committee meet the requirements for financial literacy, and the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of Nasdaq.  Our Board has determined that Mr. Dykes is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq.  The audit committee met nine times during fiscal 2011.  Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.  A copy of the audit committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Compensation Committee

We have a compensation committee that has responsibility for, among other things:

•	reviewing management and employee compensation policies, plans and programs;

•	monitoring performance and compensation of our executive officers and other key employees;

•	preparing recommendations and periodic reports to our Board concerning these matters; and

•	administering our equity incentive plans.

The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our certificate of incorporation, Bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Nasdaq rules and other applicable law.

The members of our compensation committee are Messrs. Carlick, Geiger and Salzman, with Mr. Carlick serving as the committee’s chair.  All of the members of our compensation committee are non-employee directors, as defined in Rule 16b-3 of the Exchange Act, and outside directors as defined pursuant to Section 162(m) of the Code and satisfy the independence requirements of Nasdaq.  The compensation committee met eleven times during fiscal 2011.  A copy of the compensation committee’s charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things:

•	recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board;

•	considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and

•	considering and recommending to our Board other actions relating to corporate governance.

The members of our nominating and corporate governance committee are Messrs. Salzman, Dykes and Kairouz, with Mr. Salzman serving as the committee’s chair.  All members of our nominating and corporate governance committee meet the independence requirements of Nasdaq.  When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in our company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of our company’s operations and practical and mature business judgment.  In addition, although the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors.  A copy of the nominating and corporate governance committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

The nominating and corporate governance committee will consider director candidates recommended by stockholders.  For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made.  Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws.  As set forth in our Bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee.  Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice.  We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which can be obtained, without charge, by contacting Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.  The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the Annual Meeting.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-employee directors, by sending a letter to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.  Our Secretary will submit all correspondence to the Chairman of our Board and to any specific director to whom the correspondence is directed.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of our Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.  The code of business conduct and ethics is available in the corporate governance section of our website at http://investors.reachlocal.com.  Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.  Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board.  The audit committee’s functions are more fully described in its charter, which is available under the corporate governance section of our website at http://investors.reachlocal.com.  Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.  In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management ReachLocal’s audited financial statements as of and for the fiscal year ended December 31, 2011.

The audit committee has discussed with Grant Thornton LLP, our company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  In addition, the audit committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence from us.  Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.  The audit committee also has engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

Audit Committee of the Board

Robert Dykes (Chair)

David Carlick

James Geiger

Audit Matters

Independent Public Accountants

The audit committee approved all audit and non-audit services provided by Grant Thornton LLP during the 2010 and 2011 fiscal years.  The total fees paid or payable to Grant Thornton LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$1,089,112	$824,790
Audit-Related Fees	17,280	19,440
Tax Fees	—	―
All Other Fees	48,507	43,579
Total	$1,154,899	$887,809

Audit Fees

This category includes fees billed for the 2011 and 2010 fiscal years for the audits of our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, services rendered in connection with our Forms S-1, S-3 and S-8, comfort letter consents, audit of internal control over financial reporting related to requirements of the Sarbanes-Oxley Act of 2002, and other matters related to the SEC.

Audit-Related Fees

This category includes fees associated with agreed upon procedures related to the computation of our underclassmen expense.

Tax Fees

For the fiscal years ended December 31, 2011 and 2010, there were no fees billed by Grant Thornton LLP for professional services for tax compliance, tax advice or tax planning.

All Other Fees

Other fees include professional services related to due diligence services performed by Grant Thornton LLP in connection with acquisitions by our company.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm.  This policy is set forth in our audit committee charter, which is available on our website.

The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence as our independent registered public accounting firm and concluded that they were.

Executive Officers of the Company

Set forth below is information regarding our executive officers as of April 4, 2012:

Name	Age	Position
Zorik Gordon	40	Chief Executive Officer, Director
Nathan Hanks	37	President
Michael Kline	45	Chief Strategy Officer and President of Local Commerce
Robert Wright	34	Executive Vice President and General Manager, ReachLocal Xchange
Ross G. Landsbaum	49	Chief Financial Officer
Adam F. Wergeles	46	General Counsel, Secretary
John Mazur	41	Chief Executive Officer ReachLocal Europe
Steven Power	38	Chief Sales Officer
David Day	50	Senior Vice President, Corporate Controller and Chief Accounting Officer

Zorik Gordon, one of our founders, has served as our Chief Executive Officer and as a member of our Board since 2003, and also served as our President from 2003 to 2011. For additional information regarding Mr. Gordon, see “Proposal 1—Election of Directors—Director Biographical Information—Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders.”

Nathan Hanks, one of our founders, has served as our President since 2011. Previously, Mr. Hanks served as our Chief Distribution Officer from 2004 to 2011, and as our Co-Chief Operating Officer and Chief Revenue Officer during 2011. From 1999 to 2004, Mr. Hanks held various positions at CDI Corporation, a provider of outsourcing solutions and professional staffing, most recently as Vice President, SAP Services. Prior to that, he founded and operated a number of companies from 1996 to 1999 with a focus on the retail industry. Mr. Hanks holds a Bachelor of Arts in Political Science from the University of Louisiana at Lafayette and a Master of Business Administration from Centenary College.

Michael Kline, one of our founders, has served as our Chief Strategy Officer and President of Local Commerce since 2011. Previously, Mr. Kline served as our Chief Operating Officer and Chief Product Officer from 2003 to 2011, and as our Co-Chief Operating Officer during 2011. Mr. Kline served as Vice President, Product Development at WorldWinner, a provider of prize-based tournaments in online games, from 2002 to 2003. From 2001 to 2002, Mr. Kline served as Senior Manager, Media & Entertainment, at Deloitte Consulting, and from 1999 to 2000 he served as Senior Vice President of Strategy & Product Development for AdStar.com, a provider of advertisement management solutions. Mr. Kline previously founded Recycler.com, a provider of online classified advertisements, and served as its General Manager from 1995 to 1998. Mr. Kline holds a Bachelor of Arts degree in literature from Harvard College.

Robert Wright, one of our founders, served as our Vice President, Business Development from 2003 to 2007 and has served as our Executive Vice President and General Manager, ReachLocal Xchange, since 2008. From 2001 to 2003, Mr. Wright served as Director, Business Development for WorldWinner, a provider of prize-based tournaments in online games, and from 2000 to 2001 he served as Director, Business Development for LineUp Technologies, a streaming media syndication company. Mr. Wright holds a Bachelor of Arts in Business Administration from Western State College of Colorado.

Ross G. Landsbaum has served as our Chief Financial Officer since 2008. Prior to joining us, Mr. Landsbaum held various executive positions at MacAndrews and Forbes’ Panavision, a service provider to the motion picture and television industries, including Chief Financial Officer from 2005 to 2007 and Chief Operating Officer in 2007. Prior to Panavision, Mr. Landsbaum served as Executive Vice President, Finance and Operations and Chief Financial Officer for Miramax Films, the art-house and independent film division of The Walt Disney Company, from 2001 to 2005. Prior to that, he served in various capacities, including as the Chief Financial Officer at Spelling Entertainment Group, a diversified entertainment concern, and in various capacities at Arthur Andersen. Mr. Landsbaum holds a Master of Accounting and a Bachelor of Science in Accounting from the University of Southern California.

Adam F. Wergeles has served as our General Counsel since 2007 and currently serves as our Secretary. From 2003 to 2007, Mr. Wergeles served as Chief Legal Officer for Connexus Corporation, an online media company. Before Connexus Corporation, Mr. Wergeles served as Vice President, Operations for Kaplan’s Concord Law School, a provider of online legal education, from 2001 to 2003. From 1999 to 2001, Mr. Wergeles served as General Counsel and Corporate Secretary for Quisic Corporation, an e-learning company. Mr. Wergeles holds a Juris Doctor degree from the University of Southern California Law School and a Bachelor of Arts from Hamilton College.

John Mazur has served as our Chief Executive Officer, ReachLocal Europe since 2011. Previously, Mr. Mazur served as our Chief Executive Officer, ReachLocal UK Limited, from 2007 to 2011. Prior to joining us, Mr. Mazur served as Chief Marketing Officer and Senior Vice President of The Resource Group, a provider of business process outsourcing services, in 2007. From 2004 to 2007, Mr. Mazur served in various positions, including Chief Executive Officer New Local Media, at IDT, a telecommunications firm. From 2000 to 2004, Mr. Mazur served as Director of Interactive Marketing for America Online and Vice President of Global Outsourcing for AOL Time Warner. Mr. Mazur holds a Master of Business Administration from Columbia Business School and a Bachelor of Arts from University of the Pacific.

Steven Power has served as our Chief Sales Officer since 2011. Previously, Mr. Power served as our Chief Executive Officer, ReachLocal Australia, from 2006 to 2011. Prior to joining ReachLocal Australia, Mr. Power served as an executive at NetUs, a technology investment company, in 2006, and held various positions, including National Sales Director and Executive – Acquisitions & Solutions Development, at PMP, a provider of consumer insight and marketing solutions, from 2004 to 2006. Mr. Power holds both a Bachelor of Arts and a Bachelor of Commerce degree from the University of Melbourne.

David Day has served as ReachLocal’s Senior Vice President, Corporate Controller and Chief Accounting Officer since 2011. Prior to joining ReachLocal, Mr. Day provided finance and accounting-related consulting services to technology and telecommunications companies from 2009 to 2011.  Mr. Day was a co-founder and the Chief Financial Officer of SignJammer, a start-up company in the out-of-home advertising business, from 2008 to 2009.  Prior to SignJammer, Mr. Day served as Vice President of Finance for Spot Runner, a technology-based ad agency for small and medium-sized business, from 2006 to 2008.  From 2003 to 2005, Mr. Day served as Senior Vice President of Finance for Yahoo! Search Marketing, a division of Yahoo!, and prior to Yahoo!’s acquisition of Overture, served as Senior Vice President of Finance and Corporate Controller for Overture and its predecessor GoTo.com from 1999 to 2003. Prior to GoTo.com, Mr. Day served as Senior Manager in the entertainment practice at PricewaterhouseCoopers and had approximately 12 years of public accounting experience at PricewaterhouseCoopers and Arthur Andersen.  Mr. Day holds a Bachelor of Science in Accounting from Brigham Young University.

Report of the Compensation Committee

The material in this report is not “soliciting material,”  is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act or the Exchange Act.

The compensation committee of the Board has reviewed and discussed the Compensation Discussion & Analysis with management.  Based on this review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee of the Board

David Carlick (Chair)

James Geiger

Alan Salzman

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2011 include Zorik Gordon, Chief Executive Officer; Ross G. Landsbaum, Chief Financial Officer; Nathan Hanks, President; Michael Kline, Chief Strategy Officer and President of Local Commerce; and John Mazur, Chief Executive Officer, ReachLocal Europe.

Executive Summary

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our corporate objectives and stockholder interests. It is our philosophy to provide a competitive total compensation package that enables our named executive officers, as well as our other employees, to share our success when our objectives are met.

Pay for Performance

Pay for performance is an important component of our compensation philosophy.  Consistent with this focus, our compensation program includes annual performance-based bonuses and long-term equity-based compensation, typically in the form of stock options. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. For 2011, approximately 88% of our named executive officers’ compensation came from performance-based bonuses and long-term equity-based compensation.

Annual Bonus Plan

For 2011, the compensation committee adopted a bonus approach with the 2011 Executive Bonus Plan that was primarily formula driven, but also included a discretionary element.  This discretionary element gave the compensation committee greater flexibility to consider other performance aspects, such as individual performance, execution against strategic initiatives and overall performance of our company as compared to new and existing competitors.

2011 Performance

As is more fully discussed below, the 2011 Executive Bonus Plan, or the bonus plan, established a target bonus pool, which was divided into three component target bonus pools:  (i) 40% of the total bonus pool was tied to achievement of certain revenue objectives, (ii) 40% of the total bonus pool was tied to achievement of certain adjusted EBITDA margin objectives, and (iii) 20% of the total bonus pool was left to the discretion of the compensation committee.  We define adjusted EBITDA, or AEBITDA as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, the effects of accounting for business combinations (including any impairment of acquired intangibles and, in the case of the acquisition of SMB:LIVE, the deferred cash consideration), and amounts included in other non-operating income or expense. The actual size of the revenue and AEBITDA pools was subject to adjustment upwards or downwards by multiplying the applicable target bonus pool, determined based on the company’s actual achievement against the applicable targets, by the lower of the multiplier applied to the revenue bonus pool and the multiplier applied to the AEBITDA bonus pool. Although the target bonus pools were determined independently, the compensation committee established this linkage to emphasize the importance of avoiding seeking either revenue growth or profitability at the expense of the other.

Even though the company’s AEBITDA exceeded the AEBITDA threshold, since the company’s revenue did not achieve the threshold necessary to be eligible for payment from the revenue pool, Messrs. Gordon, Kline, Hanks and Landsbaum were not paid any amount from the two pools tied to revenue and AEBITDA objectives.  The compensation committee, however, awarded all four executives the full 20% they were eligible to receive under the discretionary portion of the bonus.

Mr. Mazur was not eligible to participate in the bonus plan but, as described below, was eligible to receive commission compensation.

Alignment with Stockholder Interests

We believe that our equity compensation program supports a long-term performance orientation by aligning interests between our executives and our stockholders. In addition, equity compensation awards with multi-year vesting requirements are intended to serve as a retention tool. We therefore view equity compensation as an important component of our executive compensation program. We provide long-term incentive awards to executives primarily through grants of stock options. To further motivate performance, the stock options granted to the executive officers in February 2011 have an exercise price that was approximately 7% above the fair market value of our stock at the time of the grant.  Equity-based awards represented between 48% and 71% of our named executive officers’ compensation opportunity for 2011.

Except for stock options granted on November 3, 2011, all stock options granted during 2010 and 2011 are currently underwater as a result of the decline in our stock price during the past year. As explained in further below, the Board has approved and we are seeking stockholder approval of a one-time stock option exchange for eligible employees that would permit such employees, including our executive officers, to surrender certain outstanding stock options for cancellation in exchange for the grant of new replacement options to purchase a lesser number of shares having an exercise price equal to the fair market value of our common stock on the replacement grant date.

Good Governance and Best Practices

In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) our compensation committee is comprised solely of independent directors, (ii) our compensation committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings, and (iii) our compensation committee meets frequently so as to be certain that it remains current with the performance of our senior team and addresses compensation matters in a timely manner.

We also endeavor to structure our executive compensation program in a manner that reflects best practices, including the following:

•	Our compensation programs limit cash severance payments to not more than twelve months’ base salary upon a termination of employment without cause or for good reason;

•	We do not provide for the payment of excise tax gross-ups on severance or other change in control payments; and

•	We maintain compensation arrangements that provide only for “double trigger” cash severance provisions in connection with a change in control of the company.

We provide our stockholders with the opportunity to cast a triennial advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”).  At our 2011 annual meeting, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the say-on-pay proposal. In evaluating our executive compensation program, the compensation committee considered the results of the say-on-pay proposal and other factors as discussed in this Compensation Discussion and Analysis.  While each of these factors informed the compensation committee’s decisions regarding the compensation of our named executive officers, the compensation committee did not implement significant changes to our executive compensation program in 2011. The compensation committee will continue to consider the outcome of the company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Determination of Compensation

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

Our compensation committee oversees our executive compensation program. In this role, our compensation committee has reviewed all compensation decisions relating to our senior executive officers and has made recommendations to our Board. Our Chief Executive Officer provides recommendations to our compensation committee and our Board with respect to salary adjustments, annual cash incentive bonus targets (if applicable) and awards and equity incentive awards for the named executive officers, excluding himself, and the other executive officers that report to him. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his recommendations, together with the market data provided by its independent compensation consultant regarding executive compensation for our executive officers, excluding himself. Our policy has been that our compensation committee considers these recommendations in determining the compensation of the Chief Executive Officer and our other senior officers, and has the ability to increase or decrease amounts of compensation payable to our executive officers pursuant to those recommendations.

Competitive Market Data and Use of Compensation Consultants

In 2010, Frederic W. Cook & Co., or Cook, our compensation committee’s independent compensation consulting firm, advised the compensation committee on executive compensation matters in connection with our initial public offering and our 2010 executive compensation program generally. Cook compiled a peer group of companies against which to assess the three key components comprising our named executive officers’ compensation: base salary, cash bonus and equity incentives. For 2011, the compensation committee again retained Cook, who compiled a peer group that consisted of the following 17 publicly-traded Internet and distribution companies:

comScore	InfoSpace	Monster Worldwide	ValueClick
Constant Contact	Internet Brands	National CineMedia	Vistaprint
Dice Holdings	Marchex	NetSuite	Web.com
Digital River	MDC Partners	Omniture	Websense
GSI Commerce	MercadoLibre	RiskMetrics

The 2011 peer group remained largely the same as our 2010 peer group, except that Omniture and RiskMetrics were removed because their compensation data is no longer publicly available following acquisitions.  The company’s revenues were between the median and 75th percentile of the peer group and the company’s market capitalization was approximately equal to the 25th percentile of the peer group.

Our Board and compensation committee considered peer group data, but only as one element of the compensation committee’s overall consideration of the appropriate compensation levels. Our compensation committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in this peer group. Although our compensation committee and Board considered Cook’s advice in considering our executive compensation program in 2011, our compensation committee and Board ultimately made their own decisions about these matters, based on the peer group analysis and their own business experience and judgment.

Compensation Philosophy

Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives. On the one hand, we recognize that the ability to excel depends on the skill, creativity, integrity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance while ensuring that the interests of the management team are aligned both internally and with the interests of our stockholders. On the other hand, our executive compensation philosophy has also recognized that key and core to our success is our ability to rapidly expand the size and breadth of our direct sales force throughout the United States and overseas to create competitive barriers to entry. In that regard, a primary focus of our compensation program has been to incentivize and reward growth in revenue and AEBITDA.

Compensation for our named executive officers in 2011 consisted of the elements identified in the following table:

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees

Annual incentive cash compensation (bonuses)
To re-emphasize corporate and individual objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business and individual objectives are met

Equity incentive compensation	To incentivize and reward increases in stockholder value and to emphasize and reinforce our focus on team success and to assist with the attraction and retention of key employees

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives. The compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as the length of time those executives have served our company. As a result of our Board’s assessment of our Chief Executive Officer’s roles and responsibilities within our company, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base Salaries

Messrs. Gordon, Hanks and Kline were among the original five founders of our company. Accordingly, their compensation was initially established to reflect their positions as founding executives of a start-up company and has evolved as we have grown and new investors have joined us. In contrast, Messrs. Landsbaum and Mazur joined us in June 2008 and December 2007, respectively, and their initial compensation was the result of an arms-length negotiation at that time. Base salaries of our named executive officers are approved and reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our compensation committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

None of our named executive officers received an increase in base salary for 2011. The actual base salaries paid to all of our named executive officers during 2011 are set forth in the “Summary Compensation Table” below.

Cash Bonuses

2011 Executive Bonus Plan. In addition to base salaries, in 2011 the compensation committee recommended, and the board of directors adopted, our 2011 Executive Bonus Plan, or the bonus plan, in which Messrs. Gordon, Landsbaum, Hanks and Kline participated. Mr. Mazur was not eligible to participate in the bonus plan, and did not receive a bonus in 2011. Mr. Mazur did, however, receive commission compensation in addition to his 2011 base salary (for additional information see “Commission Compensation” below).

The bonus plan consisted of both a formulaic component and a discretionary component. The formulaic part of the plan was comprised of two target bonus pools, one of which was based on achievement of an annual consolidated revenue objective, or Revenue Target, and the other of which was based on achievement of an annual AEBITDA Margin objective, or AEBITDA Margin Target. The Revenue Target was derived from the 2011 operating plan adopted by our Board of Directors. The calculation of “AEBITDA Margin” is derived by dividing (A) the AEBITDA target contained in our 2011 operating plan, by (B) the Revenue Target. We developed this component of our bonus plan, in cooperation with our compensation committee, to motivate achievement of the Revenue Target and the AEBITDA Margin Target. Finally, the compensation committee also determined that it was beneficial for there to be a purely discretionary element to enable focus and motivate outstanding individual performance that may not be directly reflected through achievement of revenue or AEBITDA targets.

The aggregate 2011 target bonus pool for all participants was set at approximately $2 million, with achievement of the Revenue Target comprising 40% of the target amount, or the Revenue Pool, achievement of the AEBITDA Margin Target comprising 40% of the target amount, or the AEBITDA Pool, and the discretionary component comprising the remaining 20% of the target amount, or the Discretionary Pool. Our compensation committee determined that this allocation was consistent with the corporate objectives of rewarding revenue and AEBITDA growth, while at the same time encouraging focus on individual performance.

The Revenue Target for 2011 was set at $390,000,000.  At the time it was established, this target was viewed as a difficult, yet achievable performance goal. The bonus plan provides for adjustments on the amount of the Revenue Pool if the Revenue Target is missed or exceeded, as follows: the Revenue Pool is the product of (A) 40% of the target bonus pool, multiplied by (B) a percentage, as determined using the table immediately below and based on the ratio of our total revenue actually achieved for 2011to the Revenue Target.

Revenue Achievement Thresholds	Percentage Multiplier
If more than $10,000,000 below Revenue Target	0%
If between $8,000,000 and $10,000,000 below the Revenue Target	40%
If between $6,000,000 and $8,000,000 below the Revenue Target	55%
If between $6,000,000 and $4,000,000 below the Revenue Target	70%
If between $4,000,000 and $2,000,000 below the Revenue Target	85%
If between $2,000,000 below or above the Revenue Target	100%
If between $2,000,000 and $5,000,000 above the Revenue Target	107.5%
If between $5,000,000 and $8,000,000 above the Revenue Target	115%
If between $8,000,000 and $11,000,000 above the Revenue Target	122.5%
If between $11,000,000 and $14,000,000 above the Revenue Target	130%
If between $14,000,000 and $17,000,000 above the Revenue Target	137.5%
If between $17,000,000 and $20,000,000 above the Revenue Target	145%
If over $20,000,000 above the Revenue Target	150%

The AEBITDA Margin Target was set at 1.8%, or $7,000,000 of AEBITDA if the Revenue Target was achieved. This target represented a difficult yet achievable performance goal relative to our 2010 AEBITDA of only $786,000, which was our 2010 AEBITDA prior to the reclassification of Bizzy as “discontinued operations” in the third quarter of 2011. The bonus plan provides for adjustments on the amount of the bonus payouts if the AEBITDA Margin Target is missed or exceeded, as follows: the AEBITDA Pool for the fiscal year was set as the product of (A) 40% of the target bonus pool, multiplied by (B) a percentage, as determined using the table immediately below and based on the extent to which our AEBITDA Margin actually achieved for such period exceeds our AEBITDA Margin Target.

AEBITDA Margin Achievement Thresholds	Percentage Multiplier
If the AEBITDA Margin is negative	0%
If the AEBITDA Margin is between 0% to 25% of the AEBITDA Margin Target	40%
If the AEBITDA Margin is between 25% to 50% of the AEBITDA Margin Target	55%
If the AEBITDA Margin is between 50% to 75% of the AEBITDA Margin Target	70%
If the AEBITDA Margin is between 75% to 90% of the AEBITDA Margin Target	85%
If the AEBITDA Margin is between 90% to 110% of the AEBITDA Margin Target	100%
If the AEBITDA Margin is between 110% and 125% of the AEBITDA Margin Target	107.5%
If the AEBITDA Margin is between 125% and 150% of the AEBITDA Margin Target	115%
If the AEBITDA Margin is between 150% and 175% of the AEBITDA Margin Target	122.5%
If the AEBITDA Margin is between 175% and 200% of the AEBITDA Margin Target	130%
If the AEBITDA Margin is between 200% and 225% of the AEBITDA Margin Target	137.5%
If the AEBITDA Margin is between 225% and 250% of the AEBITDA Margin Target	145%
If the AEBITDA Margin is greater than 250% of the AEBITDA Margin Target	150%

Our compensation committee also determined that the multiplier used for both pools would be the lower of the two multipliers. For instance if the applicable multiplier for the Revenue Pool were 40% and the applicable multiplier for the AEBITDA Pool were 110%, the multiplier that would be used for both pools would be 40%.  The committee established this linkage to emphasize the importance of avoiding seeking either revenue growth or profitability at the expense of the other.  The Discretionary Pool was set aside to reflect individual performance of our management.

The target bonus pool was allocated among the executive officers with the named executive officers receiving an aggregate of 65.5% of the bonus pool, and the balance being allocated among other executive officers.

The following table sets forth the allocation of the target bonus pool and the target bonuses for 2011 for participating named executive officers:

Executive	Participation % of Total Pool	2011 Target Bonus
Zorik Gordon	25.3%	$502,640
Ross G. Landsbaum	6.2	123,500
Nathan Hanks	17.0	337,250
Michael Kline	17.0	337,250

The allocation among the named executive officers was based on the assessments of their overall contributions to the business.

For 2011, we ended the year with revenue of $375 million.  Accordingly, we missed the Revenue Target, resulting in no portion of the Revenue Pool being earned and, due to the linkage of the two pools as described above, no portion of the AEBITDA Pool being paid.

The compensation committee then considered whether to pay some or all of the 20% in the Discretionary Pool.  The compensation committee decided to pay the full 20% to each participating named executive officer.  The primary rationale for electing to do so was as follows:

•
The extreme and unanticipated stress in the economic climate for small and medium sized businesses since the bonus plan was put in place made it much more difficult to achieve the Revenue Target than anticipated.

•	Despite the difficult economic climate, the company still showed over 28% in revenue growth year over year.

•
The company substantially exceeded its AEBITDA targets for the year, which represented 408% in the growth of AEBITDA over 2010 (including the reclassification of Bizzy as “discontinued operations” in each case).

•	The company entered into a new, highly beneficial relationship with Google.

•	The company successfully accelerated its roll-out of international offices, including new offices in Germany and the Netherlands.

As the result of the foregoing, the named executive officers were paid 20% of their target bonuses.  The following table sets forth the 2011 target bonus, 2011 actual bonus and 2010 actual bonus for each participating named executive officer, as well as the difference between the 2010 and 2011 bonuses paid to each.

Executive	2011 Target Bonus	2011 Actual Bonus	2010 Actual Bonus	Delta (%) Between 2011 and 2010 Actual Bonuses
Zorik Gordon	$502,640	$100,528	$502,640	-80%
Ross G. Landsbaum	123,500	24,700	117,000	-80
Nathan Hanks	337,250	67,450	337,250	-80
Michael Kline	337,250	67,450	337,250	-80

The foregoing bonuses paid to our named executive officers for the 2011 fiscal year are also set forth in the “2011 Summary Compensation Table.”

Commission Compensation

Pursuant to his offer letter, as amended, Mr. Mazur is eligible to receive commissions on sales generated by our European operations. Mr. Mazur receives a monthly commission equal to the lesser of (i) 0.5% of the Net Advertising Revenue (as defined below) generated by our European operations in that calendar month in excess of €777,010 or (ii) €14,942.50. “Net Advertising Revenue” refers to the total amounts spent on advertising on behalf of advertisers or agencies in Europe for which we have been paid, less the sum of the following: (i) any credits, promotional or otherwise, issued to advertisers or agents; (ii) any credit card charge-backs made to advertisers or agencies; and (iii) any other payment cancellations made by or on behalf of advertisers or agencies (in each case whether relating to the current or any previous month).    For 2011, Mr. Mazur was paid £53,420 in commission compensation.

The foregoing commission compensation paid to Mr. Mazur for the 2011 fiscal year is also set forth in the “2011 Summary Compensation Table” and amounts paid in a foreign currency are converted to U.S. dollars.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants.

To reward and retain our named executive officers in a manner that best aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of rewarding executives for increases in long-term stockholder value. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time.  To further enhance this objective, for 2011 we granted options to our executive officers with an exercise price that was approximately 7% above the fair market value on the date of grant.

We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. To date, there has been no set program for the award of refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the Nasdaq on the grant date.  Stock option awards typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, which is typically the date of hire, and the remainder of the shares underlying the option vest in equal monthly installments over the following 36 months. We believe this vesting schedule appropriately encourages continued service with the company while allowing our executives to realize compensation in line with the value they have created for our stockholders. We do not currently have any formal stock ownership requirements for our named executive officers. Equity-based awards held by our named executive officers are also subject to accelerated vesting in the event of certain terminations of the named executive officer or a change in control. For more information, see “Severance and Change in Control Benefits” below.

In February 2011, we made the following grants of stock options to our named executive officers. The exercise price of these stock options was $22.46, which was in excess of the $20.98 closing price of our common stock on the grant date and, if not exchanged in the stock option exchange, the options will vest over the four-year period beginning from the date of grant.

Executive	2011 Stock Option Grant
Zorik Gordon	200,000
Ross G. Landsbaum	60,000
Nathan Hanks	100,000
Michael Kline	100,000
John Mazur	50,000	(1)

(1)
Mr. Mazur voluntarily forfeited 20,000 shares of the 50,000 share option granted to him on February 17, 2011, in order to allow options covering an aggregate of 20,000 shares to be issued to other European employees. We did not ask Mr. Mazur to forfeit such stock options, nor did he receive any payment or other consideration for the forfeitures of the options.

These stock option grants were awarded to further align our named executive officers’ interests with those of our stockholders.   By granting the options at above fair market value, the compensation committee was looking to further align the interests of management with the stockholders.  No other equity awards were granted to these named executive officers in 2011.

The foregoing equity awards paid to our named executive officers for the 2011 fiscal year are also set forth in the “2011 Summary Compensation Table.”

Like many companies in our sector, we have experienced a significant decline in our stock price over the last year. As a result, a significant majority of the stock options held by our employees, including our named executive officers, have exercise prices significantly above the recent trading prices of our common stock. Therefore, as explained in further detail under “Proposal 2: Approval of a One-Time Stock Option Exchange” below, the Board has approved, and we are seeking stockholder approval of, a one-time stock option exchange for eligible employees, including our named executive officers, that would permit option holders to surrender certain outstanding stock options for cancellation in exchange for the grant of new replacement options to purchase a lesser number of shares having an exercise price equal to the fair market value of our common stock on the replacement grant date.

Severance and Change in Control Benefits

Change in Control and Severance Policy for Senior Management

In 2008, our Board approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. In adopting this policy, our Board determined that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. The Change in Control and Severance Policy was adopted, and is maintained, to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. In the event of a change in control or a qualifying termination, an eligible participant in the policy may be entitled to receive salary continuation payments, equity award acceleration and certain other benefits as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Currently, all of the named executive officers are eligible to participate in this plan other than Mr. Mazur.  Payments under the policy are subject to the participant delivering an effective general release of claims in a form acceptable to us.

Employment Letters

As more fully described below in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters,” Mr. Hanks’ and Mr. Mazur’s current employment letters each provides for certain payments and benefits upon a qualifying termination or a change in control, including salary continuation and the acceleration of certain unvested equity awards.

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $16,500 in 2011, and to have the amount of this reduction contributed to our 401(k) plan.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans. For employees generally, we bear some portion of the costs for such plans and the employee bears some of the costs. However, for the named executive officers, except Mr. Mazur, we bear all of the costs. The incremental cost to our company related to bearing such costs for our named executive officers for 2011 is reflected under “All Other Compensation” in the “Summary Compensation Table” below. In connection with Mr. Mazur’s agreement to be based in the U.K. and now the Netherlands, we agreed to bear certain costs related to tax advice ($15,000 per year) and travel expenses for his family (£8,779 in 2011) (for additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—John Mazur” below). Such benefits are reflected under “All Other Compensation” in the “Summary Compensation Table” below and amounts paid in a foreign currency are converted to U.S. dollars.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our named executive officers, other than our Chief Financial Officer, unless compensation is performance-based. Where reasonably practicable and to the extent that the Section 162(m) deduction disallowance becomes applicable to our company, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A of the Internal Revenue Code.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718 (formerly known as FASB 123(R)), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2009, 2010 and 2011:

Name and Principal Position	Year	Salary($)		Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Zorik Gordon	2011	400,000		100,528	2,267,300	--	6,697		2,774,525
Chief Executive Officer	2010	400,000		502,640	1,268,669	--	5,850		2,177,159
	2009	360,000		--	--	529,095	5,261		894,356

Ross G. Landsbaum	2011	340,000		24,700	680,190	--	6,697		1,051,587
Chief Financial Officer	2010	340,000		117,000	507,468	--	5,851		970,319
	2009	300,000		--	--	129,926	4,371		434,297

Nathan Hanks	2011	333,000		67,450	1,133,650	--	6,517		1,540,617
President	2010	333,000		337,250	634,335	--	5,763		1,310,678
	2009	198,000		--	460,652	988,242	393,886		2,040,780

Michael Kline	2011	333,000		67,450	1,133,650	--	6,697		1,540,797
Chief Strategy Officer and President of Local Commerce	2010	333,000		337,250	634,335	--	5,776		1,310,361
	2009	276,000		--	--	352,208	4,945		633,153

John Mazur	2011	503,445	(3)	--	566,825	--	114,409	(4)	1,184,679
Chief Executive Officer, ReachLocal Europe

(1)	Amounts represent annual cash bonuses determined by the compensation committee in its discretion.

(2)
Amounts represent the full grant date fair value of stock options granted during 2011 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to our financial statements included in our Form 10-K filed March 15, 2012.

(3)
Mr. Mazur’s base salary during 2011 was £315,000, converted from British pounds sterling based on an exchange rate of 1.60 U.S. dollars to British pounds sterling, which was the average daily closing exchange rate during 2011.

(4)
Includes £53,420 of commission compensation and £8,779 of travel expenses, each converted from British pounds sterling based on an exchange rate of 1.60 U.S. dollars to British pounds sterling, which was the average daily closing exchange rate during 2011.

Grants of Plan-Based Awards in 2011

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2011:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Zorik Gordon	February 17, 2011	200,000		22.46	2,267,300
Ross G. Landsbaum	February 17, 2011	60,000		22.46	680,190
Nathan Hanks	February 17, 2011	100,000		22.46	1,133,650
Michael Kline	February 17, 2011	100,000		22.46	1,133,650
John Mazur	February 17, 2011	50,000	(2)	22.46	566,825

(1)
Amounts represent the full grant date fair value of stock options granted during the year ended December 31, 2011 calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 9 to our financial statements included in our Form 10-K filed March 15, 2012.

(2)
Mr. Mazur voluntarily forfeited 20,000 shares of the 50,000 share option granted to him on February 17, 2011, in order to allow options covering an aggregate of 20,000 shares to be issued to other European employees. We did not ask Mr. Mazur to forfeit such stock options, nor did he receive any payment or other consideration for the forfeitures of the options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letters

We have entered into employment letters with each of our named executive officers. The principal elements of these employment letters are summarized below.

Zorik Gordon

In May 2004, we entered into, and in February 2010 amended, an employment letter with Mr. Gordon, pursuant to which Mr. Gordon serves as our Chief Executive Officer. Under his amended employment letter, Mr. Gordon’s annual base salary effective on January 1, 2010 is $400,000. The amended employment letter provides that Mr. Gordon is eligible to participate in all pension and welfare benefit plans that our company makes available to our senior executives from time to time.

Mr. Gordon’s amended employment letter also provides that he is eligible to participate in our Change in Control and Severance Policy. Upon the occurrence of a change in control of our company, we may elect to assign Mr. Gordon’s employment letter to the acquiring or surviving corporation.

Ross G. Landsbaum

In May 2008, we entered into an employment letter with Mr. Landsbaum, effective June 2008, pursuant to which Mr. Landsbaum serves as our Chief Financial Officer. The employment letter provides that Mr. Landsbaum will report to our Chief Executive Officer and that all of our finance-related employees will report directly or indirectly to him. Under the employment letter, Mr. Landsbaum is entitled to receive an annual base salary of $300,000, which is subject to review on an annual basis and which was raised to $340,000 effective as of January 1, 2010. The employment letter also provides that Mr. Landsbaum is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Landsbaum is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. Pursuant to the employment letter, we paid Mr. Landsbaum $12,500 to reimburse him for reasonable attorney’s fees incurred in connection with the negotiation of his employment letter. The employment letter also provides Mr. Landsbaum with certain indemnification rights in connection with his services as a director, officer or employee of our company.

In connection with the execution of the employment letter, our Board granted Mr. Landsbaum an option to purchase 300,489 shares of our common stock at an exercise price equal to $10.91 per share. The stock option vested (i) 25% on the first anniversary of the commencement date of Mr. Landsbaum’s employment, and (ii) the remaining 75% in equal monthly installments over the three years thereafter.

Mr. Landsbaum’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy.

Nathan Hanks

In April 2005 we entered into an employment letter with Mr. Hanks, which was amended and restated effective as of May 6, 2009 and further amended in February 2010. Mr. Hanks serves as our President and reports to our Chief Executive Officer.

Under the amended and restated employment letter, Mr. Hanks’ annual base salary is $333,000, effective January 1, 2010. The amended and restated employment letter further provides that Mr. Hanks is eligible to participate in any short- or long-term bonus or incentive plan that may be established from time to time by ReachLocal for its senior executives.

In connection with the May 2009 execution of the amended and restated employment letter, Mr. Hanks was granted a non-qualified stock option to purchase 220,000 shares of our common stock at an exercise price equal to $10.91 per share. Under the employment letter, the stock option vests as follows: (i) 25% on March 1, 2010, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with ReachLocal through vesting.

Pursuant to the amended employment letter, in 2009 ReachLocal forgave the principal amount of a loan to Mr. Hanks and paid him $142,268 to mitigate his related income tax liability, totaling approximately $390,000. In connection with the loan forgiveness and payment, Mr. Hanks agreed to waive his rights to a retention bonus in the amount of approximately $156,000.

Under the amended employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, Mr. Hanks’ stock option granted in connection with the execution of the amended and restated employment letter will, immediately prior to the occurrence of the change in control, vest and become exercisable with respect to 25% of the then-remaining outstanding unvested shares. The remaining shares will continue to vest, if at all, to the extent provided in the option agreement.

If Mr. Hanks’ employment is terminated by us for any reason other than for “cause” or by Mr. Hanks for “good reason” (each as defined in his amended and restated employment letter), he is entitled to receive, subject to the signing of a general waiver and release of claims, (i) continuation payments of his then-current base salary for six months; (ii) payment or reimbursement of monthly COBRA premiums until the earlier of six months, the expiration of continuation coverage under COBRA, or the date on which Mr. Hanks and his covered dependents, if any, become eligible for health insurance coverage through another source; and (iii) with respect to his stock option granted in connection with the execution of the amended and restated employment letter, immediate accelerated vesting of (x) the number of shares that would otherwise have vested during the six-month period following the date of termination had Mr. Hanks remained employed by us, or (y) in the event of a termination other than for “cause” or for “good reason” within one year following a “change in control,” all shares that remain unvested as of the date of termination.

Michael Kline

In May 2004 we entered into, and in February 2010 amended, an employment letter with Mr. Kline. Mr. Kline serves as our Chief Strategy Officer and President of Local Commerce and reports to our Chief Executive Officer. Under his amended employment letter, Mr. Kline’s annual base salary effective January 1, 2010 is $333,000. The amended employment letter provides that Mr. Kline is eligible to participate in all pension and welfare benefit plans which ReachLocal makes available to its senior executives from time to time.

Mr. Kline’s amended employment letter also provides that he is eligible to participate in our Change in Control and Severance Policy. Upon the occurrence of a change in control of our company, we may elect to assign Mr. Kline’s employment letter to the acquiring or surviving corporation.

John Mazur

In January 2008 we entered into, and in July 2010 we amended, an employment letter with Mr. Mazur. In February 2012, we entered into a secondment letter with Mr. Mazur that supplements his amended employment letter and pursuant to which Mr. Mazur serves as our Chief Executive Officer, ReachLocal Europe, and reports to ReachLocal’s Chief Executive Officer.

For 2011, Mr. Mazur’s base salary was £315,000. Pursuant to the secondment letter, effective January 1, 2012, Mr. Mazur’s base salary is €376,551. In addition, pursuant to the secondment letter, Mr. Mazur is eligible to receive a monthly commission equal to the lesser of (i) 0.5% of the Net Advertising Revenue (as defined below) generated by our European operations in that calendar month in excess of €777,010 or (ii) €14,942.50. “Net Advertising Revenue” refers to the total amounts spent on advertising on behalf of advertisers or agencies in Europe for which we have been paid, less the sum of the following: (i) any credits, promotional or otherwise, issued to advertisers or agents; (ii) any credit card charge-backs made to advertisers or agencies; and (iii) any other payment cancellations made by or on behalf of advertisers or agencies (in each case whether relating to the current or any previous month). For 2011, Mr. Mazur was paid £53,420 in commission compensation. Mr. Mazur’s 2011 base salary and the foregoing commission compensation paid to Mr. Mazur for the 2011 fiscal year is also set forth in the “2011 Summary Compensation Table” and amounts paid in a foreign currency are converted to U.S. dollars.

In connection with the execution of Mr. Mazur’s original employment letter, the Board granted Mr. Mazur a stock option to purchase 256,340 shares of our common stock at an exercise price equal to $9.226 per share. The stock option vested (i) 12.5% on June 30, 2008 and (ii) the remaining 87.5% in equal monthly installments over the 42 months thereafter.

Under the amended employment letter, Mr. Mazur receives a $15,000 per year tax planning allowance. In addition, subject to certain exceptions, Mr. Mazur has the right to be reimbursed for airfare for himself and his spouse and children to travel from Europe to the United States once each year. Mr. Mazur is also eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

If Mr. Mazur’s employment is terminated by us for any reason other than for “cause” or by Mr. Mazur for “good reason” (each as defined in his amended employment letter), he is entitled to receive, subject to the signing of a general waiver and release of claims, (i) continuation payments of his then-current base salary for six months; and (ii) payment or reimbursement of monthly COBRA premiums for six months.

The amended employment letter also provides Mr. Mazur with certain indemnification rights in connection with his services as a director, officer or employee of our company.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2011:

		Option Awards
Names	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Zorik Gordon	9/19/2008	322,500	127,500		10.91	9/18/2015 (1)
	5/20/2010	79,166	120,834		13.00	5/19/2017 (2)
	2/17/2011	--	200,000		22.46	2/16/2018 (2)
Ross G. Landsbaum	9/19/2008	259,927	37,562		10.91	9/18/2015 (2)
	5/20/2010	31,666	48,334		13.00	5/19/2017 (2)
	2/17/2011	--	60,000		22.46	2/16/2018 (2)
Nathan Hanks	6/25/2007	151,260	--		1.03	6/24/2017 (2)
	2/1/2008	95,833	4,167		9.23	1/31/2018 (3)
	9/19/2008	99,166	40,834		10.91	9/18/2015 (2)
	4/23/2009	151,250	68,750		10.91	4/22/2016 (2)
	5/20/2010	39,583	60,417		13.00	5/19/2017 (2)
	2/17/2011	--	100,000		22.46	2/16/2018 (2)
Michael Kline	9/19/2008	167,144	68,000		10.91	9/18/2015 (1)
	5/20/2010	39,583	60,417		13.00	5/19/2017 (2)
	2/17/2011	--	100,000		22.46	2/16/2018 (2)
John Mazur	1/11/2008	44,366	--		9.23	1/10/2015 (2)
	2/17/2011	--	30,000	(4)	22.46	2/16/2018 (2)

(1)
These options are scheduled to vest and become exercisable as to 20% of the option on the first anniversary of the vesting commencement date and as to the remaining 80% in monthly installments over the 48 month period thereafter.

(2)
These options are scheduled to vest and become exercisable as to 25% of the option on the first anniversary of the vesting commencement date and as to the remaining 75% in monthly installments over the 36 month period thereafter.

(3)	These options vested and become exercisable with respect to 1/48th of the option on the first monthly anniversary of the vesting commencement date and in equal monthly installments thereafter.

(4)
Mr. Mazur voluntarily forfeited 20,000 shares of the 50,000 share option granted to him on February 17, 2011, in order to allow options covering an aggregate of 20,000 shares to be issued to other European employees. We did not ask Mr. Mazur to forfeit such stock options, nor did he receive any payment or other consideration for the forfeitures of the options.

2011 Option Exercises and Stock Vested

The following table summarizes stock option exercises by and vesting of stock applicable to our named executive officers during the year ended December 31, 2011:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Zorik Gordon	--	--
Ross G. Landsbaum	3,000	39,797
Nathan Hanks	13,000	214,410
Michael Kline	4,856	66,284
John Mazur	167,974	1,616,966

(1) Amounts are calculated by multiplying the number of shares acquired on exercise by the closing price of a share of our common stock on the exercise date, net of the respective exercise price.

Potential Payments upon Termination or Change in Control

In 2008, our Board approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. Under the terms of this policy, eligible participants are entitled to the payments and benefits described below. A participant’s right to receive payments and benefits under the Change in Control and Severance Policy is conditioned upon his or her acknowledgement and agreement that any benefits provided under the policy are in lieu of, and not in addition to, any such benefits provided under the terms of his or her individual employment letter.

Change in Control. Upon a “change in control” (as defined in the Change in Control and Severance Policy), eligible participants are entitled to accelerated vesting, immediately prior to the change in control, of 25% of their then-unvested equity awards. Remaining unvested shares will continue to vest, if at all, to the extent provided in the terms of the original award.

Change in Control and Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” (each, as defined in the Change in Control and Severance Policy) within one year following a “change in control,” eligible participants are entitled to:

•	the payment of accrued salary and vacation;

•	immediate acceleration of all unvested equity compensation; and

•
continuation payments of the eligible participant’s then-current base salary for 12 months (Mr. Gordon) or six months (all other participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Gordon) or six months (all other participants) after the date of termination.

Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” at any time other than within the one-year period following a “change in control,” eligible participants are entitled to:

•	the payment of accrued salary and vacation;

•
immediate acceleration of unvested equity awards that would have vested during the six-month period or, in the case of Mr. Gordon, the 12-month period, immediately following the date of termination; and

•
continuation payments of the eligible participant’s then-current base salary for 12 months (Mr. Gordon) or six months (all other participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Gordon) or six months (all other participants) after the date of termination.

Messrs. Gordon, Landsbaum and Kline participate in the Change in Control and Severance Policy and Mr. Hanks, under the terms of his employment agreement, has substantially similar rights as Messrs. Landsbaum and Kline (as more fully described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Nathan Hanks,” above). Pursuant to the terms of his amended employment agreement, Mr. Mazur has rights to severance substantially similar to Messrs. Landsbaum, Kline and Hanks.

Summary of Potential Payments

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2011 or in the event that a change in control of our company occurred on December 31, 2011, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Termination Without Cause or With Good Reason (No Change in Control) ($)	Termination Without Cause or With Good Reason (Within One Year After Change in Control) ($)	Change in Control (No Termination) ($)
Zorik Gordon
Cash Severance (1)	400,000	400,000	--
Continued Health Benefits (2)	19,098	19,098	--
Acceleration of Stock Options (3)	--	--	--

Total	419,098	419,098	--

Ross G. Landsbaum
Cash Severance (1)	170,000	170,000	--
Continued Health Benefits (2)	9,549	9,549	--
Acceleration of Stock Options (3)	--	--	--

Total	179,549	179,549	--

Nathan Hanks
Cash Severance (1)	166,500	166,500	--
Continued Health Benefits (2)	9,555	9,555	--
Acceleration of Stock Options (3)	--	--	--

Total	176,055	176,055	--

Michael Kline
Cash Severance (1)	166,500	166,500	--
Continued Health Benefits (2)	9,549	9,549	--
Acceleration of Stock Options (3)	--	--	--

Total	176,049	176,049	--

John Mazur
Cash Severance (1) (4)	243,401	243,401	--
Continued Health Benefits (2)	9,555	9,555	--
Acceleration of Stock Options	--	--	--

Total	252,955	252,955	--

(1)
Represents the aggregate amount of base salary continuation payments to the named executive officer for the applicable severance period (12 months for Mr. Gordon and six months for the other named executive officers).

(2)
Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2011) for the maximum period provided in the Change in Control and Severance Policy or employment agreement, as applicable (12 months for Mr. Gordon and six months for the other named executive officers).

(3)
Based on the fair market value of a share of our common stock on December 30, 2011 ($6.18), the acceleration of stock options would have had no value because such fair market value was less than the per-share exercise price of all accelerated options.

(4)	Converted from British pounds sterling based on an exchange rate of 1.5454 U.S. Dollars to British pounds sterling, which was the closing exchange rate on December 30, 2011.

2011 Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2011:

Name (1)	Fees Earned in Cash ($)		Option Awards ($) (2)	Total ($)
Alan Salzman	58,000	(3)	90,000	148,000
David Carlick	63,500		90,000	153,500
Robert Dykes	61,000	(4)	90,000	151,000
James Geiger	49,750		90,000	139,750
Habib Kairouz	41,500	(3)	90,000	131,500
Jason Whitt (4)	9,250		--	9,250

(1)
Mr. Gordon, our President and Chief Executive Officer, is not included in this table as he is an employee of our company and does not receive compensation for his service as a director. All of the compensation paid to Mr. Gordon for the services he provides to us is reflected in the Summary Compensation Table.

(2)
Amounts represent the full grant date fair value of stock options granted during 2011 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to our financial statements included in our Form 10-K filed March 15, 2012.

(3)
Pursuant to our Director Stock Plan, Messrs. Salzman and Kairouz elected to receive their entire cash retainer fees in the form of fully-vested shares of our common stock having a value equal to the amount otherwise payable in cash.

(4)
Pursuant to our Director Stock Plan, Mr. Dykes elected to receive his entire cash retainer fees in the form of deferred shares of our common stock having a value equal to the amount otherwise payable in cash.

(5)	Mr. Whitt, whose term would have otherwise expired at the Annual Meeting, resigned from our Board to take a position as our Senior Vice President, Corporate Development, effective as of April 4, 2011.

Director Compensation

The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve as a member of our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation.

Cash Compensation. In February 2010, our Board approved a non-employee director compensation program which provides for an annual retainer equal to $25,000 plus meeting fees equal to $1,500 for each in-person Board or committee meeting and $750 for each telephonic Board or committee meeting. In addition, the following annual retainers were approved for committee chairpersons:

Audit committee chair:  $15,000

Compensation committee chair:  $10,000

Nominating committee chair:  $7,500

Equity Compensation. Under the compensation program approved by the Board in February 2010, commencing in 2011, each non-employee director is entitled to receive an annual stock option award valued at $90,000 on the date of each annual meeting of stockholders. Annual option awards will vest on the one-year anniversary of the grant date. Newly elected directors will not be entitled to receive an award upon their initial election to the Board.

In February 2010, the Board adopted our Director Stock Plan, under which non-employee directors are permitted to elect to receive some or all of their cash compensation in the form of shares of our common stock having an equal value. Participating directors may elect to receive such shares currently or on a deferred basis in accordance with the terms of the plan.

We pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with their attendance at Board and committee meetings and at other meetings to transact business of our company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights $		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders (2)	6,638,000	(3)	12.63	(4)	686,000
Equity compensation plans not approved by stockholders	--		--		--
Total	6,638,000		12.63		686,000

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)
Consists of the Amended and Restated ReachLocal 2008 Stock Incentive Plan (the “2008 Plan”) and the ReachLocal 2004 Stock Plan (the “2004 Plan”). We terminated the 2004 Plan on June 6, 2008 in connection with the adoption of the 2008 Plan. No new awards may be granted under the 2004 Plan following its termination, but awards outstanding at the time of termination of the 2004 Plan remain outstanding in accordance with their terms.

(3)	Consists of 6,515,000 shares of common stock underlying outstanding options and 123,000 shares of common stock underlying restricted stock units.

(4)
Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 123,000 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest and following any applicable deferral, without any cash consideration or other payment required for such shares.

Proposal 1 — Election of Directors

Board Structure

Our Bylaws provide that the number of directors which shall constitute the whole Board initially shall be seven, and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board.  The Board sets the number of directors annually prior to the Annual Meeting. Until April 2011, our Board consisted of seven members; however, Mr. Whitt, whose term otherwise would have expired at the Annual Meeting, resigned to take a position as our Senior Vice President, Corporate Development.  Concurrently with Mr. Whitt’s resignation, the Board determined to reduce its size to six members effective as of the date of Mr. Whitt’s resignation.

The directors are divided into three classes.  Each director serves a term of three years.  At each annual meeting, the term of one class expires.  Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors.  A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

Each nominee presented below, if elected, will serve as a director until the 2015 Annual Meeting and he is succeeded by another qualified director, or until his earlier death, resignation or removal from the Board.  Each nominee listed below has given his consent to be named as a nominee for election and has indicated his intention to serve if he is elected.  The Board does not anticipate that any nominee will not be able to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee, or elect to further reduce the size of the Board.

The Nominees

The class of directors with a term expiring at this annual meeting consists of two directors – James Geiger and Habib Kairouz.  Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Messrs. Geiger and Kairouz for re-election to the Board as directors.  If elected, Messrs. Geiger and Kairouz would each serve a three-year term expiring at our 2015 Annual Meeting and when his successor is duly elected and qualified or until his earlier death, or until his earlier death, resignation or removal.  Biographical information on the nominee is furnished below under “Director Biographical Information.”

Set forth below is information as of April 4, 2012 regarding the nominees and each person whose term of office as a director will continue after the Annual Meeting.  There are no family relationships between the nominees and any of our directors or officers.

Name	Age	Position
Zorik Gordon	40	Director, Chief Executive Officer
David Carlick (1)(2)	62	Director and Chairman
Robert Dykes (1)(3)	62	Director
James Geiger (1)(2)	53	Director/Director Nominee
Habib Kairouz (3)	45	Director/Director Nominee
Alan Salzman (2)(3)	58	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Director Biographical Information

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

James Geiger has served on our Board since 2007. Mr. Geiger is the founder of Cbeyond, a public company that provides Voice over Internet Protocol-based managed services, and has served as its Chairman, President and Chief Executive Officer since its inception in 1999. Prior thereto, Mr. Geiger held various positions with Intermedia Communications, FiberNet, a metropolitan area network provider, Frontier Communications, a provider of telecommunications services, and Price Waterhouse (now PricewaterhouseCoopers), a professional services firm. Mr. Geiger currently serves on the boards of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers and the Hands On Network, a national volunteer organization that promotes civic engagement in communities. Mr. Geiger holds a Bachelor’s degree in accounting and pre-law from Clarkson University. Our Board has concluded that Mr. Geiger should serve on the Board, the compensation committee and the audit committee, and previously the nominating and corporate governance committee, based on his experience in the technology and advertising sectors, including his experience managing a public technology company, as well as his financial literacy.

Habib Kairouz has served on our Board since 2007. Mr. Kairouz is a Managing Partner of Rho Capital Partners, an investment and venture capital management company, which he joined in 1993. Prior to joining Rho, Mr. Kairouz worked for five years in investment banking and leverage buyouts with Reich & Co. and Jesup & Lamont. Mr. Kairouz previously served on the board of directors of iVillage Inc., a publicly-held media company that operates a community website for women, and currently serves on the board of directors of Bluefly, Inc., a publicly-held online retailer, IntraLinks Holdings, a publicly-held provider of information exchange solutions, and a number of privately-held companies. Mr. Kairouz holds a Bachelor of Science degree in engineering from Cornell University and a Master of Business Administration in Finance from Columbia University. Mr. Kairouz serves as the Board nominee of Rho Capital Partners, one of our investors. In addition, our Board has concluded that Mr. Kairouz should serve on the Board and the nominating and corporate governance committee based on his experience in working with and holding directorships with technology companies, his experience in finance and mergers and acquisitions and his financial literacy.

The Board unanimously recommends that you vote “FOR” the election of each of Jim Geiger and Habib Kairouz to serve as directors.

Our Bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast, which means the nominee receiving the highest number of “for” votes, is sufficient to elect a director.  Abstentions will have no effect in determining which nominee received a plurality of votes cast because approval of a percentage of shares present or outstanding is not required for this proposal.  Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Zorik Gordon, one of our founders, has served as our Chief Executive Officer and as a member of our Board since 2003, and also served as our President from 2003 to 2011. From 1999 to 2003, Mr. Gordon served as Chief Executive Officer and Vice President, Corporate Development for WorldWinner, a provider of prize-based tournaments in online games. Mr. Gordon previously founded Jackpot.com, which grew to become the Connexus Corporation, an online marketing company. Our Board has concluded that Mr. Gordon should serve on the Board based on his deep knowledge of ReachLocal gained from his positions as one of our founders and our Chief Executive Officer.

Alan Salzman has served on our Board since 2007 and served as our Chairman from 2009 to April 2012. Mr. Salzman is the co-founder of VantagePoint Capital Partners, a venture capital firm specializing in multi-stage investing, and has served as its Chief Executive Officer and Managing Partner for more than the past five years. Mr. Salzman previously held a faculty appointment for more than 10 years as an Adjunct Professor of Venture Capital and Entrepreneurial Companies at Stanford Law School. Mr. Salzman holds a Bachelor of Arts degree from the London School of Economics and the University of Toronto, a Juris Doctor degree from Stanford Law School, and a Master of Laws degree in international business from Vrije Universiteit Brussels. Our Board has concluded that Mr. Salzman should serve on the Board, the compensation committee and the nominating and corporate governance committee based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his experience in finance and mergers and acquisitions, his financial literacy and, as one of our early stage investors, his deep knowledge of ReachLocal.

Robert Dykes has served on our Board since 2008. Mr. Dykes currently serves as the Executive Vice President and Chief Financial Officer of VeriFone, a provider of secure electronic payment solutions. Prior to joining VeriFone, Mr. Dykes was the Chairman and Chief Executive Officer of NebuAd, a provider of targeted online advertising networks, from 2007 to 2008. Prior to NebuAd, Mr. Dykes served as Executive Vice President of Business Operations and Chief Financial Officer of Juniper Networks, a provider of network infrastructure, from 2005 to 2007. Before joining Juniper Networks, Mr. Dykes served as Chief Financial Officer and President, Systems Group, of Flextronics International, a provider of design and electronics manufacturing services, from 1997 to 2004. Prior thereto, Mr. Dykes served as Executive Vice President of Worldwide Operations and Chief Financial Officer of Symantec Corporation. Mr. Dykes holds a Bachelor of Commerce and Administration from Victoria University, New Zealand. Our Board has concluded that Mr. Dykes should serve on the Board, the audit committee and the nominating and corporate governance committee based on his corporate management experience, his financial literacy and his experience with the use of technology in advertising.

Director Continuing in Office until the 2014 Annual Meeting of Stockholders

David Carlick has served on our Board since 2004 and has served as our Chairman since April 2012. Mr. Carlick currently serves as a Venture Partner with Rho Capital Partners, an investment and venture capital management company. From 1999 to 2008, he served in various positions at VantagePoint Venture Partners, most recently as Venture Partner. Prior thereto, Mr. Carlick held various positions with PowerAgent, an opt-in marketing and consumer privacy company, and Poppe Tyson, an advertising agency and interactive marketing firm. In 1995, while at Poppe Tyson, Mr. Carlick co-founded DoubleClick, which provides on-line marketing services. Mr. Carlick currently serves as a director and the Chairman of the Grocery Shopping Network, a private company that provides digital grocery advertising network, promotion and planning solutions, and as a director of Effective Measure, a privately held company providing analytics and insight to advertisers and publishers on web traffic in the Southwest Asia, Middle East and North African markets, Thoughtful Media, a privately held company providing original entertainment online, and Brandscreen, a privately held company providing DSP services in Asia and Oceania. He has previously served as a director of Intermix Media, a publicly held online advertising and direct marketing company, Ask Jeeves, a publicly held search engine company and International Network Services, a publicly held company that provides network consulting services and business solutions. Mr. Carlick holds a Bachelor of Science degree in business with an accounting emphasis from San Jose State University. Our Board has concluded that Mr. Carlick should serve on the Board, the compensation committee and the audit committee based on his experience in the online marketing and new media industries, his experience in finance, his general expertise in business and accounting, his financial literacy and his prior directorships with start-up companies.

Proposal 2 — Approval of a One-Time Stock Option Exchange

We are seeking stockholder approval of a one-time stock option exchange for eligible employees. If implemented, this one-time stock option exchange, or option exchange, would permit our eligible employees to surrender certain outstanding stock options for cancellation in exchange for the grant of new replacement options to purchase a lesser number of shares having an exercise price equal to the fair market value of our common stock on the replacement grant date, for which we use the closing price of our common stock on the Nasdaq on the grant date, provided that no replacement options granted to our executive officers subject to Section 16 of the Exchange Act, or executive officers, will have an exercise price of less than $13 per share, which was the price per share in our initial public offering. Generally, only stock options with exercise prices at or above the greater of $10.91 per share or the fair market value of our common stock on the date we file the offer to exchange with the SEC will be eligible for the exchange. Stock options held by our executive officers, however, will only be eligible for the exchange if they have exercise prices at or above $16.71 per share.

Our Board authorized the option exchange on March 3, 2012, subject to stockholder approval, as part of a general review of our use of stock options as incentive compensation. We intend for the exchange ratios to be used in the option exchange to result in the aggregate fair value of the replacement options to be approximately equal to the aggregate fair value of the options that are surrendered.

Overview

Like many companies in our sector, we have experienced a significant decline in our stock price over the last year. As a result, a significant majority of our employees’ stock options have exercise prices that exceed, in some cases significantly, the recent trading prices of our common stock. The market for exceptional employees, however, remains extremely competitive, notwithstanding current economic conditions and relatively high U.S. unemployment.

We believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees generally perceive these options to have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our financial statements with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to achieve that goal.

Stockholder approval of the option exchange is required under the Nasdaq listing rules and the terms of our 2008 Plan. Stockholder approval of this proposal requires the affirmative vote of a majority of shares represented and voting at the Annual Meeting. If our stockholders do not approve the option exchange, eligible options will remain outstanding in accordance with their existing terms.

If our stockholders approve this proposal, and our Board, Compensation Committee or senior management determine to implement the option exchange, the option exchange is expected to commence during June 2012. Our Board, Compensation Committee or senior management may, however, in their sole discretion, determine to accelerate or postpone the actual start date of the option exchange to a date within 12 months following the date of the Annual Meeting, or determine not to effect the option exchange at all.

 Summary of Material Terms

 The option exchange, if approved by our stockholders, would provide for the following:

•
The option exchange will be open to all employees (except as described below) who are employed by us as of the commencement of the option exchange and remain employed by us through the last day of the exchange offer. Employees will be permitted to exchange all, some or none of their eligible options for replacement options, provided that individual option grants may not be partially exchanged.

•	Non-employee members of our Board will not be eligible to participate in the option exchange.

•
For employees other than our executive officers, only stock options with a per-share exercise price at or above the greater of $10.91 or the fair market value of our common stock on the date we file the offer to exchange with the SEC will be eligible for exchange.

•	For our executive officers, only stock options with a per-share exercise price at or above $16.71 will be eligible for exchange.

•
The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options will be determined in a manner intended to result in the grant of replacement options that have an aggregate fair value approximately equal to the aggregate fair value of the options they replace. The exchange ratios will be established shortly before the start of the option exchange and will depend on the original exercise price of the surrendered option and the then-current fair value of the surrendered and replacement options (calculated using the Black-Scholes model). The option exchange will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser number of shares than are covered by the surrendered options.

•	Other than replacement options issued to our executive officers, each replacement option will have an exercise price equal to the fair market value of our common stock on the replacement grant date.

•	Replacement options issued to our executive officers will have an exercise price equal to the greater of the fair market value of our common stock on the replacement grant date or $13 per share.

•
None of the replacement options will be vested on the date of grant. Instead, each replacement option will vest according to the following vesting schedule: 12.5% on the six-month anniversary of the replacement grant date and in substantially equal installments monthly thereafter over the subsequent 42 months, subject to the option holder’s continued employment with us through each vesting date.

•	All replacement options will have a new seven-year term measured from the replacement grant date, which is typically the term of our option grants.

•	Other than the terms discussed above, replacement options will have terms and conditions similar to the surrendered options.

•
The option exchange is expected to commence during June 2012. Our Board, Compensation Committee or senior management may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months following the date of stockholder approval or determine not to effect the option exchange at all. If the option exchange does not commence within 12 months following stockholder approval, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board, Compensation Committee and senior management may, in their sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Reasons for the Option Exchange

We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields.

Due to the significant decline of our stock price during the last year, a significant majority of our employees’ stock options have exercise prices that exceed, in some cases significantly, the current market price of our common stock. For example, the closing price of our common stock on Nasdaq on March 30, 2012 was $7.13, whereas the weighted average exercise price of all outstanding options held by our employees was $11.94. As of March 30, 2012, approximately 89% of outstanding stock options held by our employees were underwater and 70% have per-share exercise prices of $10.91 or higher. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits and provide us with a competitive advantage, we also believe that employees generally perceive these options to have little or no value due to the significant difference between the exercise prices and the current market price of our common stock. In addition, the market for exceptional employees remains extremely competitive, notwithstanding current economic conditions and relatively high U.S. unemployment. As a result, we believe that these underwater options are largely ineffective at providing the incentives that our Board and Compensation Committee believe are necessary to motivate and retain our employees.

 Alternatives Considered

When considering how best to continue to provide incentives to and reward our employees who hold options that are significantly underwater, we considered the following alternatives:

•
Grant additional equity awards.    We considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would increase our overhang and dilute the interests of our stockholders.

•
Reduce Exercise Price. We also considered reducing the exercise prices of the underwater options. Simply reducing option exercise prices, however, would result in significant compensation expense, would not reduce our overhang, and could send the wrong message to employees and stockholders that, at least retrospectively, their interests were not aligned.

•
Exchange options for cash.    We considered implementing a program to exchange underwater options for cash payments. However, an option exchange where options are generally exchanged for cash would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•
Exchange options for restricted stock units.    We also considered implementing a program to exchange underwater options for restricted stock units, or RSUs. We do not believe that the value-neutral exchange ratios under an options-for-RSUs program would result in broad employee participation in the program. We also do not believe that the resulting number of RSUs issued would create meaningful retention value for our employees, which is one of our main objectives of the exchange, because the exchange ratios for a value-for-value options-for-restricted stock units exchange would need to be substantially higher than for an options-for-options exchange (i.e., fewer replacement awards granted in order to ensure that the exchange is approximately expense-neutral). Thus, we believe that employee participation in an options-for-restricted stock units exchange would be lower than with an options-for-options exchange.

The Option Exchange

After weighing each of these alternatives, our Board and Compensation Committee decided to implement an options-for-options exchange. We have determined that a program under which our employees generally could exchange significantly underwater stock options for a lesser number of stock options having a per-share exercise price equal to the fair market value of our common stock on the replacement grant date was the most attractive alternative for a number of reasons, including the following:

•
The option exchange offers a reasonable, balanced and meaningful incentive for our employees. As of March 30, 2012, approximately 89% of stock options held by our employees were underwater and 70% had a per-share exercise price equal to or greater than $10.91. We believe that these stock options no longer represent effective incentives to motivate or help retain our employees. By exchanging significantly underwater stock options for a lesser number of options with lower exercise prices—but subject to our standard four-year vesting schedule regardless of how much of the surrendered option had already vested—we believe that the option exchange would aid both motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

•
The exchange ratios will be calculated to minimize accounting costs. We will calculate the exchange ratios to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate fair value of the surrendered options, which we believe will not have a significant adverse impact on our reported earnings.

•
The option exchange will enable us to recapture value from compensation costs that we are already incurring that have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees to provide value. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised because the majority remain underwater. By replacing options that have relatively little retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our common stock on the date of the new grant, we will increase both retention and incentive value while not creating additional compensation expense (other than expense that might result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs).

•
The option exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they remain part of our total number of outstanding options, or overhang, until they are exercised, expire or the employee who holds them leaves our employment. Because employees who participate in the option exchange will receive a lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of common stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. At the same time, we will eliminate ineffective options that are currently outstanding. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 2.6 million shares would be surrendered and cancelled, while replacement options covering approximately 1.7 million shares will be granted, resulting in a net reduction in the equity award overhang of approximately 0.9 million shares.

Details of the Stock Option Exchange

Implementing the Option Exchange

We will not commence the option exchange unless our stockholders approve this proposal. Our Board authorized the option exchange on March 3, 2012, subject to stockholder approval. If this proposal is approved, the offer to surrender eligible options in exchange for replacement options is expected to commence during June 2012. Our Board, Compensation Committee or senior management may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months following the date of stockholder approval of this proposal or determine not to effect the option exchange at all.

If stockholders approve this proposal, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days to elect to exchange all, some, or none of their eligible options for replacement options. On the last day of the exchange offer, the eligible options surrendered for exchange would be cancelled, and replacement options would be granted to participating employees in accordance with the applicable exchange ratio. All such replacement options would be granted under, and subject to the terms of, the 2008 Plan, and would have a per-share exercise price equal to the fair market value of our common stock on the replacement grant date.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our employees (except as described below) who hold stock options with a per-share exercise price at or above the greater of $10.91 or the fair market value of our common stock on the date we file the offer to exchange with the SEC, or, with respect to our executive officers, who hold stock options with a per-share exercise price at or above $16.71 per share. The option exchange will not be available to non-employee members of our Board. The option exchange also will not be available to any former employees. In addition, our Board may determine that it would be more efficient and better serve the interests of our company and our stockholders, while remaining consistent with the goals of our incentive compensation programs, to address through other means the issues presented by underwater options held by employees located in certain foreign jurisdictions, and in such case, employees in those foreign jurisdictions would not be eligible to participate in the option exchange. As of March 30, 2012, we estimate that approximately 521 of our employees would be eligible to participate in the option exchange.

An employee who tenders his or her options for exchange must also have been continuously employed by us, and must remain employed through the last day of the exchange offer in order to receive the replacement options. If an option holder is no longer an employee with us for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an employee with us for any reason on the last day of the exchange offer, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s options will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Of the outstanding options held by eligible employees as of March 30, 2012, the maximum number of shares of common stock underlying options which could be surrendered for exchange is approximately 2.6 million, and the maximum number of shares of common stock which would be subject to awards granted under the proposed option exchange, using the estimated exchange ratios below, would be approximately 1.7 million.

Exchange Ratios

 The exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). Multiple tranches of options with similar fair values may be aggregated and exchanged based on a single exchange ratio. The ratios will be designed to minimize the accounting expense of the grant of replacement options. The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the option exchange.

The exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes model). The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an option. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered options they replace. This will minimize any additional compensation cost that we must recognize on the replacement options, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. An example of how the option exchange would work, including the assumptions that were used to calculate the value-neutral option exchange, is set forth in the following table.

Non-Executive Officer Options

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Weighted Average Exercise Price of Eligible Options	Exchange Ratio
10.01–15.00	1,182,747	4.4	12.11	1.4 to 1
15.01–20.00	322,800	5.7	16.88	1.6 to 1
20.01–25.00	148,775	5.7	21.48	2.1 to 1
25.01–30.00	217,100	5.9	25.51	2.4 to 1

Executive Officer Options

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Weighted Average Exercise Price of Eligible Options	Exchange Ratio
15.01–20.00	60,000	6.2	16.71	1.2 to 1
20.01–25.00	600,000	5.7	22.46	1.5 to 1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratio if we were commencing the exchange offer based on a $7.63 share price (the trailing 10-day average closing price as of March 30, 2012). We will apply the same methodology once these factors are decided closer to the time of commencement of the option exchange. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis.

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options in exchange for replacement options in accordance with the actual exchange ratio applicable to such stock option, which will be determined at or before the time the option exchange commences.

Vesting of Replacement Options

The replacement options will vest 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal installments monthly thereafter over the subsequent 42 months, subject to the optionee’s continued employment through each vesting date.

Term of the Replacement Options

The replacement options will have a seven-year term measured from the replacement grant date.

Cancellation of Surrendered Options

Pursuant to the terms of the 2008 Plan, shares of our common stock subject to eligible stock options originally granted under the 2004 Plan that are surrendered pursuant to the option exchange would be returned to the 2008 Plan and would be eligible for future awards under the 2008 Plan. Shares of our common stock subject to eligible stock options originally granted under the 2008 Plan that are surrendered under the option exchange would also be returned to the 2008 Plan and would be eligible for future awards under the 2008 Plan.

U.S. Federal Income Tax Consequences

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

Under ASC Topic 718, the exchange of options under the option exchange is treated as a modification of the terms or conditions of the existing option awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the option exchange, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the last day of the exchange offer, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratio will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize more than $200,000 in incremental compensation expense as a result of the option exchange. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the Securities and Exchange Commission. Although we do not anticipate that the Securities and Exchange Commission would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential Securities and Exchange Commission comments. In addition, it is currently our intention to make the program available to our eligible employees, including eligible employees who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the option exchange for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Benefits of the Option Exchange to Eligible Employees

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of replacement options that we may grant. As noted above, however, non-employee members of our Board are not eligible to participate in the option exchange. The option exchange also will not be available to any former employees.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which, or how many, employees will elect to participate in the option exchange, and which or how many eligible options such employees will elect to exchange.

Vote Required

Approval of the option exchange requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the option exchange.

The Board unanimously recommends that you vote “FOR” the approval of a one-time option exchange.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Grant Thornton LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2012.  This appointment will continue at the discretion of the audit committee and is presented to the stockholders for ratification as a matter of good governance.  In the event that this appointment is not ratified by our stockholders, the audit committee will consider that fact when it selects our independent auditor for the following fiscal year.

Grant Thornton LLP has served as our independent registered public accounting firm since 2007, and one or more representatives of Grant Thornton LLP will be present at the Annual Meeting.  These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that you vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for the ratification of the selection of Grant Thornton LLP as our independent auditors.  Abstentions will have the same effect as voting against this proposal.  Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are not expected to result from the vote on this proposal.

Certain Relationships and Related Party Transactions

Since January 1, 2011, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock or entities affiliated with them, had or will have a direct or indirect material interest, other than in the transactions described below.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Shares Sold and Purchased by Insiders

We have granted stock options to our executive officers and our directors.  For a description of these options, see “Executive Compensation Tables — Grants of Plan-Based Awards in 2011” and “2011 Director Compensation,” above.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions.  This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person.  While the policy covers related party transactions in which the amount involved exceeds $50,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules.  Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000.

Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics.  Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction.  All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.  Certain types of transactions are pre-approved by our audit committee under the policy.  These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities of our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis.  No director may participate in the approval of a related party transaction for which he or she is a related party.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and anyone owning more than ten percent of a registered class of our equity securities to file reports detailing ownership and changes in ownership with the SEC.  SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during and with respect to the 2011 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met.

Stockholder Proposals for Inclusion in the 2012 Proxy Statement

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2013 annual meeting under Rule 14a-8 of the Exchange Act, must submit their proposals to us no later than December 24, 2012.  Proposals should be sent to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Other Proposals and Stockholder Nominations for Director

Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2013 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 22, 2013 and no later than February 21, 2013; provided that if the date of the annual meeting is earlier than April 22, 2013 or later than July 21, 2013, you must give notice not earlier than the 120th day and not later than the 90th day prior to such annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”).  In addition, with respect to nominations for directors, if the number of directors to be elected at the 2013 annual meeting is increased and there is no public announcement by us naming all of the nominees for director at least 100 days prior to May 22, 2013, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us not later than the close of business on the 10th day following the day on which such public announcement is first made by us.  In addition, the nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the 2013 annual meeting.  The person recommending the nominee must be a stockholder entitled to vote at the 2013 annual meeting, and the recommendation must be made pursuant to Timely Notice.  For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the nomination or proposal must contain the specific information required by our Bylaws.  The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee.  You may write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367, to deliver the notices discussed above and to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367 or contact us by telephone at 818-274-0260.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Report of the Audit Committee nor the Report of the Compensation Committee will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes.  In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

We hereby incorporate by reference into this Proxy Statement Items 6, 7, 7A, 8 and 9 of our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012.

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, which includes certain financial information about ReachLocal, is enclosed together with this proxy statement.  Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may also be obtained for free by directing written requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.  Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.  You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on our website, http://investors.reachlocal.com.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Adam F. Wergeles
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

REACHLOCAL, INC.

May 22, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investors.reachlocal.com/annuals.cfm

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20233000000000000000 7 052212

The Board Recommends a Vote "FOR" the nominees for director named in Proposal 1 and "FOR" Proposals 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:
- ○ Jim Geiger
- ○ Habib Kairouz

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.